Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:02 AM 12/18/2007
FILED 10:57 AM 12/18/2007
SRV 071333947 - 2348304 FILE

CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VOXWARE, INC.

     The undersigned, for purposes of amending the Amended and Restated Certificate of Incorporation (the “Certificate”) of Voxware, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: The name of the Corporation is Voxware, Inc. (the “Corporation”).

     SECOND: The Certificate was filed with the Office of the Secretary of State of the State of Delaware on June 27, 2003. A Certificate of Amendment was filed on each of December 30, 2003, April 30, 2004, December 29, 2004 and November 28, 2005.

     THIRD: That Article ELEVENTH of the Certificate is hereby amended to read, in its entirety, as follows:

Beginning with the annual meeting of stockholders for the fiscal year ending June 30, 2008 (the “2008 Annual Meeting of Stockholders”), each director who is in office immediately prior to the closing of the polls for the election of directors at the 2008 Annual Meeting of Stockholders shall be subject to election annually at the annual meeting of stockholders for a term of office that shall expire at the next annual meeting of stockholders following his election, and each director shall remain in office until the election and qualification of his successor or until his earlier death, resignation or removal. Except as the General Corporation Law of the State of Delaware may otherwise provide, any vacancies in the Board of Directors of the Corporation for any reason, including unfilled vacancies resulting from the removal of directors for cause, and newly created directorships, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

     FOURTH: Except as expressly amended herein, all other provisions of the Certificate filed with the Office of the Secretary of State of the State of Delaware on June 27, 2003 and as amended on December 30, 2003, April 30, 2004, December 29, 2004 and November 28, 2005, shall remain in full force and effect.

     FIFTH: That the foregoing amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * * * * * *

      IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Amended and Restated Certificate of Incorporation this 13th day of December, 2007.

By:	/s/ Scott J. Yetter
Scott J. Yetter
President and Chief Executive Officer